Exhibit 5.1
Charles J. Bair
+1 858 550 6142
cbair@cooley.com
February 25, 2021
Cidara Therapeutics, Inc.
6310 Nancy Ridge Drive, Suite 101
San Diego, California
Re: Registration Statement and Form S-8
You have requested our opinion, as counsel to Cidara Therapeutics, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S‑8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of an aggregate of up to 2,989,566 shares (the “Shares”) of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”), including 1,791,653 shares of Common Stock issuable pursuant to the Company’s 2105 Equity Incentive Plan (the “2015 Plan”), 447,913 shares of Common Stock issuable pursuant to the Company’s 2015 Employee Stock Purchase Plan (the “2015 ESPP”) and 750,000 shares of Common Stock issuable pursuant to the Company’s 2020 Inducement Incentive Plan (the “Inducement Plan” and, together with the 2015 Plan and the 2015 ESPP, the “Plans”).
In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Plans, the Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements under the 2015 Plan and the Inducement Plan, which will be fully paid and nonassessable when such deferred payments are made in full).

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM

Cidara Therapeutics, Inc.
February 25, 2021
Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley LLP
By: /s/ Charles J. Bair
Charles J. Bair

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM